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SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report August 9, 2002

Commission File Number 000-27261

CH2M HILL Companies, Ltd.
(Exact name of registrant as specified in its charter)

Oregon	93-0549963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
6060 South Willow Drive, Greenwood Village, CO	80111-5142
(Address of principal executive offices)	(Zip Code)

(303) 771-0900
(Registrant's telephone number, including area code)

Form 8-K

Item 5. Other Events.

New Price for Common Stock and Trade Date Established.

        On August 9, 2002, the Board of Directors established the price of the CH2M HILL common stock at $11.53 per share. This price is a 2.7% increase over the price of CH2M HILL common stock that was set by the CH2M HILL Board of Directors on May 9, 2002. For an explanation of CH2M HILL's historical financial performance, see CH2M HILL's financial information included in CH2M HILL's public filings with the United States Securities and Exchange Commission which may be accessed on the Commission's web site located at http://www.sec.gov.

        The next trade date on CH2M HILL's internal market is September 6, 2002. Those eligible participants who wish to buy or sell CH2M HILL common stock on this trade date will need to notify our broker, Neidiger, Tucker and Bruner, Inc. ("NTB"), no later than August 30, 2002. All eligible participants will receive detailed information about the trade date and how to participate directly from NTB.

        The price of the CH2M HILL common stock is established by the Board of Directors pursuant to the following valuation methodology:

Share Price = [(7.8 × M × P) + (SE)]/CS

        The following table sets forth information concerning the various factors and values used by the Board of Directors to determine the new stock price. For an explanation of the factors and values used by the CH2M HILL Board of Directors in setting the price of the common stock, see the section titled "INTERNAL MARKET INFORMATION—Stock Price Determined by Board of Directors" in our prospectus dated August 24, 2001 which you can find at http://www.sec.gov or receive from CH2M HILL by calling (303) 771-0900.

Effective Date	Price Per Share	M(1)	P(2) (in thousands)	SE(3) (in thousands)	CS(4) (in thousands)
August 9, 2002	$11.53	1.0	$28,277	$172,122	34,053

The factors and values in the table above are defined as follows:

        (1)  "M" is the market factor, which is subjectively determined in the sole discretion of the Board of Directors. In determining the market factor, the Board of Directors takes into account numerous factors further described in our prospectus in determining the fair market value of the common stock.

        (2)  "P" is profit after tax, otherwise referred to as net income, for the four fiscal quarters immediately preceding the trade date. For purposes of setting the price of the common stock this quarter, the Board excluded a $10 million investment write-off (which is estimated to be $3.6 million, net of incentive accrual reductions and related tax benefits) from the "P" calculation, as this write-off is deemed to be a nonrecurring transaction that the market would not generally take into account in valuing an equity security.

        (3)  "SE" is total shareholders' equity, which includes intangible items, as set forth on CH2M HILL's most recently available quarterly or annual financial statements. For purposes of setting the price of the common stock this quarter, the Board did not exclude a $10 million investment write-off from the "SE" calculation, since this write-off has a cumulative effect on our earnings over time.

        (4)  "CS" is the weighted average number of shares of common stock outstanding during the four fiscal quarters immediately preceding the trade date, calculated on a fully diluted basis. By comparison, the year to date weighted average number of shares of common stock as reflected in the diluted earnings-per-share calculation in CH2M HILL's financial statements is 31,507,168.

        During the second quarter, CH2M HILL wrote off a $10 million equity investment in an international telecommunications company. The actual impact of the write-off, net of corresponding incentive accruals and related tax benefits, is estimated to be $3.6 million. The write-off was made because we determined that the decline in value of the investment is not temporary due to deteriorating market conditions in the telecommunications industry.

        As described in our prospectus, under the CH2M HILL stock price valuation methodology, the Board has the discretion to review unusual events and exclude nonrecurring or unusual transactions from certain of the parameters used in the valuation methodology. Such nonrecurring or unusual transactions are unforeseen developments that the market would not generally take into account in valuing an equity security. The investment write-off was deemed by the Board of Directors to be a nonrecurring transaction and hence it was excluded from the "P" (profit after tax) calculation for stock valuation purposes. The write-off remains reflected in the stock valuation calculation as part of the "SE" (total shareholders' equity) number because it is a part of our cumulative earnings history, i.e. it is a reduction in our retained earnings.

Historical Prices for CH2M HILL Common Stock

        Since the inception of CH2M HILL's internal market in 2000, the prices for CH2M HILL common stock have been:

Effective Date	Price Per Share	Percentage Price Increase
February 18, 2000	$6.34	—
May 11, 2000	7.06	11.4%
August 4, 2000	7.64	8.2%
November 10, 2000	8.40	9.9%
February 16, 2001	9.75	16.1%
May 10, 2001	10.10	3.6%
August 10, 2001	10.51	4.1%
November 9, 2001	10.90	3.7%
February 15, 2002	11.21	2.8%
May 9, 2002	11.23	0.2%

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, CH2M HILL has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.
Date: August 9, 2002	By:	/s/ SAMUEL H. IAPALUCCI Samuel H. Iapalucci
	Its:	Executive Vice President and Chief Financial Officer

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Form 8-K
  Item 5. Other Events.
SIGNATURE